Exhibit 99.1


         Antigenics Reports Fourth Quarter and Year-End 2003
                   Financial Results and Highlights

    NEW YORK--(BUSINESS WIRE)--Feb. 19, 2004--Antigenics Inc. (Nasdaq:AGEN) reported today financial results and operating highlights for the quarter and year ended December 31, 2003. For the three months ended December 31, 2003, the company incurred a net loss attributable to common stockholders of $18.3 million, or $0.46 per share, basic and diluted, compared with a net loss attributable to common stockholders of $16.3 million, or $0.49 per share, basic and diluted, for the same period in 2002. For the year ended December 31, 2003, Antigenics incurred a net loss attributable to common stockholders of $66.2 million, or $1.70 per share, basic and diluted, compared with a net loss attributable to common stockholders of $55.9 million, or $1.70 per share, basic and diluted, for the same period in 2002. The increased losses reflect the further progress of the company's clinical product candidates, including Oncophage(R) (HSPPC-96), Antigenics' lead product candidate, and AG-858; costs associated with the transition of its operations from its Woburn facility to its Lexington facility; as well as costs associated with the evolution of other clinical and development projects.
    Cash, cash equivalents and short-term investments equaled $89.5 million on December 31, 2003. In February 2004, the company increased its cash, cash equivalents and short-term investments balance by completing a public offering of common stock, raising more than $50 million.
    Revenues for the three months and year ended December 31, 2003, were $0.9 million and $4.5 million, respectively, compared with $0.8 million and $3.4 million for the same periods in 2002. Total research and development expenses for the three months and year ended December 31, 2003, were $12.8 million and $48.5 million, respectively, compared with $11.5 million and $40.0 million for the same periods in 2002. Total general and administrative expenses for the three months and year ended December 31, 2003, were $6.1 million and $21.7 million, respectively, compared with $5.8 million and $19.5 million for the same periods in 2002.
    "2003 was a year in which Antigenics reached key milestones," said Garo H. Armen, Ph.D., chairman and CEO of Antigenics. "We enter 2004 equipped with the successful completion of the interim analysis of our Phase III trial of Oncophage for renal cell carcinoma, a depth of experience in our management team and board of directors, and a strong balance sheet -- all of which are critical to our success as we progress further toward our goal of product commercialization."
    Highlights of Antigenics' accomplishments in 2003 include:

    Clinical and Regulatory Developments

    --  In December 2003, the independent Data Monitoring Committee
        (DMC) for the Phase III clinical trial of Oncophage in the treatment of renal cell carcinoma (RCC) convened as scheduled for the trial's interim analysis. The DMC recommended that the trial proceed as planned and that there was no need to change the patient accrual goals for analysis of the randomized Phase III trial. The DMC declared the design and conduct of the trial sound and raised no safety concerns.

    -- In November 2003, the US Food and Drug Administration (FDA) lifted the partial clinical hold on the two Phase III clinical trials of Oncophage. The FDA's decision to lift the hold came 13 weeks after its request for product characterization information in September 2003.

    -- Antigenics began a Phase II trial of AG-858 cancer vaccine in chronic myelogenous leukemia (CML) in April 2003 that is being conducted at leading CML medical centers in the United States and the United Kingdom.

    -- Updated results from clinical trials of HSPPC-70, a personalized heat shock protein-based vaccine for CML, and Oncophage were presented at the 45th annual meeting of the American Society of Hematology in December 2003. In separate poster sessions, preliminary data from a Phase I study of HSPPC-70 in CML and from a Phase II trial of Oncophage in non-Hodgkin's lymphoma indicated that treatment with the heat shock protein-based vaccines is well tolerated and feasible, and may be associated with clinical response.

    -- Five abstracts were presented at the 39th annual meeting of the American Society of Clinical Oncology in June 2003, including an oral presentation of updated results from an ongoing pilot study of HSPPC-70 in combination with Gleevec(TM) (imatinib mesylate, Novartis) for treatment of CML. Interim results from four clinical trials were presented in poster sessions: two Phase II studies demonstrating that treatment with Oncophage was associated with clinical and immunological response in both RCC and non-Hodgkin's lymphoma, and two clinical trials conducted at Memorial Sloan-Kettering Cancer Center evaluating cancer vaccines containing Antigenics' QS-21 immune stimulant.

    -- Two abstracts were presented at the 12th annual European Cancer Conference held in Copenhagen in September 2003, including an oral presentation of results from a Phase I clinical trial of Oncophage in patients with nonmetastatic pancreatic cancer. Also presented in a poster session were findings from a Phase II trial of Aroplatin(TM) in metastatic colorectal cancer refractory to standard therapy.

    -- "Clinical Cancer Research" published final results from a Phase II study of Oncophage in colorectal cancer in August 2003. In the study, researchers determined that more than half of the 29 patients who received Oncophage demonstrated significant immunological response -- which not only appeared to be correlated with clinical response but also was found to be an independent factor for prognosis.

    -- Immunological results from Phase II trials evaluating Oncophage in the treatment of both advanced melanoma and colorectal cancer were published in the October 2003 issue of "The Journal of Immunology." In the analysis, researchers observed a significant cancer-specific immune response among patients receiving Oncophage and determined that the immunological mechanism of action is the same for both melanoma and colorectal cancer.

    Corporate Developments

    -- Antigenics completed a follow-on offering of common stock in January 2003, raising net proceeds of approximately $59.5 million; secured a $17.1 million credit facility with GE Capital in July 2003; and issued $31.6 million worth of newly created Series A convertible preferred stock in a private placement with an existing stockholder in September 2003.

    --  Antigenics' board of directors appointed Margaret Eisen, Wadih
        (Bill) Jordan and Mark Kessel as its newest members.

    -- Renu Gupta, M.D., was appointed to the position of senior vice president of development, Jeff D. Clark was promoted to the newly created position of chief financial officer and John Cerio was appointed as the company's vice president of human resources.

    -- Antigenics completed the majority of its move to a new manufacturing, research and development facility in Lexington, Massachusetts.

    Conference Call Information

    Antigenics executives, including Chairman and CEO Garo Armen, Ph.D., and Senior Vice President of Development Renu Gupta, M.D., will host a conference call at 11:00 a.m. ET today. To access the live call, dial 877-416-2362 (domestic) or 706-679-3850 (international); the access code is 5126017. The call will also be webcast and will be accessible from the company's Web site at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on March 4, 2004. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international), and the access code is 5126017. The replay will also be available at www.antigenics.com.

    About Antigenics

    Antigenics is working to develop personalized immunotherapeutics and revolutionary treatments for cancers, infectious diseases and autoimmune disorders. The company's lead product candidate is Oncophage, a late-stage, personalized cancer vaccine being evaluated in several indications, including renal cell carcinoma and metastatic melanoma. Antigenics' portfolio also includes AG-858, a personalized cancer vaccine in Phase II development; Aroplatin, a Phase II liposomal chemotherapeutic; and AG-702, a Phase I genital herpes immunotherapeutic.

    This press release contains forward-looking statements, including statements regarding product commercialization. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, that the final data from Phase III trials will not sufficiently demonstrate levels of efficacy and safety necessary to support marketing approval by the FDA and other regulatory agencies; that Antigenics will be required to conduct additional Phase III trials of Oncophage in order to obtain marketing approval even if the final data demonstrate safety and efficacy; that budget constraints will limit or slow down Antigenics' commercialization efforts; that Antigenics may fail to adequately protect its intellectual property or be determined to infringe on the intellectual property of others; and the factors described in the company's periodic filings with the Securities and Exchange Commission. Please see the disclosure under the heading "Factors That May Impact Future Results" in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the Antigenics Quarterly Report on Form 10-Q for the quarter ending September 30, 2003, for a more complete discussion of these and other risk factors. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


              Summary Consolidated Financial Information

              Consolidated Statements of Operations Data
                 (in thousands, except per share data)
                              (unaudited)

                          Three months ended         Year ended
                             December 31,            December 31,
                           2003        2002        2003        2002
                        ----------  ----------  ----------  ----------

Revenue:
  Product sales         $     859   $     709   $   3,465   $   2,627
  Research and
   development                 56          95         985         785
                        ----------  ----------  ----------  ----------
    Total revenue             915         804       4,450       3,412

Operating expenses:
  Cost of sales               384         345       1,942       1,337
  Research and
   development             12,829      11,497      48,527      39,983
  General and
   administrative           6,111       5,779      21,716      19,467

                        ----------  ----------  ----------  ----------

    Operating loss        (18,409)    (16,817)    (67,735)    (57,375)

Interest income, net          127         288         918       1,225
Other income                  227         200         883         272

                        ----------  ----------  ----------  ----------

    Net loss              (18,055)    (16,329)    (65,934)    (55,878)

Dividends on Series A
 Convertible Preferred
 Stock                        198           -         224           -

                        ----------  ----------  ----------  ----------

Net loss attributable to
 common stockholders    $ (18,253)  $ (16,329)  $ (66,158)  $ (55,878)
                        ==========  ==========  ==========  ==========

Net loss per common
 share attributable to
 common stockholders,
 basic and diluted      $   (0.46)  $   (0.49)  $   (1.70)  $   (1.70)

Weighted average number
 of shares outstanding,
 basic and diluted         39,490      33,088      38,989      32,905




      Consolidated Balance Sheet Data
              (in thousands)
               (unaudited)

                             December 31,
                           2003        2002
                        ----------  ----------

Cash, cash equivalents
 and short-term
 investments            $  89,478   $  58,725
Total assets              140,080      89,063
Total stockholders'
 equity                   105,246      77,757


    CONTACT: Antigenics Inc., New York
             Tanya R. Sripanich (Investor Relations), 212-994-8266 tsripanich@antigenics.com
                 or
             Sunny Uberoi (Corporate Communications), 212-994-8206 suberoi@antigenics.com